UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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VISTEON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On May 12, 2011, Visteon Corporation filed the following Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 8, 2011
VISTEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan	48111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (800)-VISTEON
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry into a Material Definitive Agreement.
     On May 11, 2011, Visteon Corporation (the “Company”) entered into a letter agreement (the “Agreement”) with Alden Global Distressed Opportunities Master Fund, L.P., on behalf of itself and its affiliated funds, persons and entities (collectively, “Alden”), which provides, among other things, that as promptly as practicable following the Company’s 2011 annual meeting of stockholders, but in any event no later than August 1, 2011, the board of directors will increase the size of the board by one (such that there will be two vacancies on the board including the recent resignation discussed in Item 5.02 of this report) and appoint two persons from a pool of candidates recommended by Alden. Alden agreed to withdraw its notice of intent to nominate individuals for election to the board at the Company’s 2011 annual meeting of stockholders, and also agreed to certain standstill and non-disparagement covenants.
     The description of the Agreement in this report does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference. A copy of the press release issued on May 11, 2011 is attached to this report as Exhibit 99.1 and is incorporated herein by reference.
SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a)           On May 8, 2011, William E. Redmond, Jr. notified the Company that he will resign from the Company’s board of directors effective as of May 20, 2011. Mr. Redmond is currently the chair of the Company’s Finance Committee and a member of the Company’s Corporate Governance and Nominating and Organization and Compensation Committees.
     In his letter of resignation, Mr. Redmond indicated that he disagreed with the decisions made by the other members of the board of directors of the Company in response to the recommendations and potential nominations by Alden of several individuals to serve as directors of the Company. The Company welcomes director recommendations and other constructive input from it shareholders and believes that, through an open dialogue, it reached an agreement with Alden that is consistent with the best interests of all of its shareholders. A copy of Mr. Redmond’s letter of resignation is attached to this report as Exhibit 17.1 and is incorporated herein by reference.

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SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Letter Agreement between the Company and Alden, dated as of May 11, 2011.
17.1	Letter from William E. Redmond, Jr. resigning as a director of the Company.
99.1	Press release dated May 11, 2011.

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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION
Date: May 12, 2011	By:	/s/ Michael K. Sharnas
Michael K. Sharnas
Vice President and General Counsel

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EXHIBIT INDEX

Exhibit No.	Description	Page
10.1	Letter Agreement between Visteon Corporation and Alden Global Distressed Opportunities Master Fund, L.P., dated as of May 11, 2011.
17.1	Letter from William E. Redmond, Jr. resigning as a director of Visteon Corporation.
99.1	Press release dated May 11, 2011.

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Exhibit 10.1
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111
May 11, 2011
Mr. David Zales
Alden Global Distressed Opportunities Master Fund, L.P.
c/o Alden Global Capital
885 Third Avenue
New York, NY 10022
Dear Mr. Zales:
     This letter constitutes the agreement (the “Agreement”) among Alden Global Distressed Opportunities Master Fund, L.P., a Cayman Islands limited partnership, on behalf of itself and its affiliated funds, persons and entities, both current and future (collectively, “Alden”), and Visteon Corporation, a Delaware corporation (the “Company”).
     WHEREAS, the Company and Alden have agreed that it is in their mutual interests to enter into this Agreement, among other things, to set forth certain agreements concerning the composition of the board of directors of the Company (the “Board”); and
     WHEREAS, Mr. William E. Redmond, Jr. has announced that he is resigning from the Board effective May 20, 2011.
     NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:
     1. Upon issuance of the press release referred to in Section 7, Alden shall withdraw its notice of intent to nominate individuals for election to the Board at the Company’s 2011 annual meeting of stockholders (the “2011 Annual Meeting”).
     2. As promptly as practicable following the 2011 Annual Meeting, but in any event no later than August 1, 2011, the Board, pursuant to the powers granted to the Board under Article Eighth of the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”), shall increase the size of the Board by one (such that there will be ten total seats on the Board and there will be two vacancies following Mr. Redmond’s resignation and the increase in the size of the Board) and appoint two persons selected by the Board from a pool of candidates recommended by Alden (such persons selected by the Board, the “Appointed Directors”) to fill the two vacancies on the Board and to serve in such capacity from such date of appointment through the date of the Company’s 2012 annual meeting of stockholders (the “2012 Annual Meeting”). Alden shall recommend candidates who possess the skills and qualifications necessary (it being understood that a candidate’s age shall not be a basis which precludes such candidate from being added to the pool by Alden) to serve on the board of directors of a large

May 11, 2011

public company, and the Board shall act reasonably and consistent with its fiduciary duties in evaluating such candidates. Alden is initially proposing three candidates, which it has identified to the Board, for consideration by the Board. The Board shall advise Alden no later than 5 business days after the 2011 Annual Meeting whether it will appoint two of such candidates to the Board. If the Board declines to appoint two of such candidates to the Board, Alden shall continue to recommend new candidates as promptly as practicable until the Board has appointed two such candidates as the Appointed Directors. The Board shall respond to Alden within 20 days of any such recommendation as to its decision.
     3. Concurrently with the appointment of the Appointed Directors, the Board shall, consistent with its fiduciary duties, consider in good faith each Appointed Director’s skills and qualifications and appoint an Appointed Director to each of the following committees of the Board: the Corporate Governance and Nominating Committee, the Finance Committee and the Organization and Compensation Committee.
     4. Alden shall (a) in the case of all shares of the Company’s common stock (the “Common Stock”) owned of record by it as of the record date for the 2011 Annual Meeting (the “Record Date”), and (b) in the case of all shares of Common Stock beneficially owned by Alden as of the Record Date (whether held in street name or by some other arrangement, but excluding any shares it may be deemed to beneficially own by virtue of its owning cash-settled total return equity and warrant swaps), instruct the record holder to: in each case at the 2011 Annual Meeting, (i) publicly support and vote for the election of each of the incumbent directors; (ii) publicly support and vote for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011; and (iii) vote to abstain or against any shareholder nominations for director or shareholder proposals (whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) which are not approved and recommended by the Board. The Company represents that it is not aware of any shareholder nominations for directors or shareholder proposals to be voted on at the 2011 Annual Meeting.
     5. Alden shall not, except as otherwise set forth in this Agreement, from the date of this Agreement until the earlier of (i) (A) 90 days prior to the date of the 2012 Annual Meeting, provided, that if a notice to the Secretary of the Company (the “ Secretary”) of nominations of directors for election to the Board or the proposal of business at the 2012 Annual Meeting must be received prior to such date to be considered timely, such date shall instead be 30 days prior to the date on which such notice must be received by the Secretary to be considered timely, if by such date either (x) the Corporate Governance and Nominating Committee of the Company has not notified Alden and each of the Appointed Directors that it has resolved to recommend to the Board that the Board nominate, and the Board has agreed to nominate, each of the Appointed Directors for election to the Board at the 2012 Annual Meeting, or (y) the Corporate Governance and Nominating Committee of the Company has so notified Alden and each of the Appointed Directors but (1) either of the Appointed Directors has declined to stand for election as a Company nominee and has notified the Company of same or (2) Alden has, within 5 business days of receiving such notification by the Company, notified the Company that it requests that the Board not renominate the Appointed Directors; or (B) the date immediately following the 2012 Annual Meeting if (x) the Board has agreed to renominate each of the Appointed Directors

May 11, 2011

for election at the 2012 Annual Meeting, (y) both of the Appointed Directors has agreed to stand for election as a Company nominee and has notified the Company of same, and (z) Alden has explicitly agreed to the renomination of, or has not requested that the Company not renominate, the Appointed Directors; or (ii) such date that the Company has materially breached any of its commitments or obligations under this Agreement, except that if such material breach can be cured, Alden shall provide written notice to the Company that the Company has materially breached its commitments or obligations under this Agreement and the Company shall have an additional 10 days after the date of such written notice within which to cure its material breach (the “Standstill Period”):
          (a) make, or in any way participate, directly or indirectly, in any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies or consents, conduct or suggest any binding or nonbinding referendum or resolution or seek to advise, encourage or influence any individual, partnership, corporation, limited liability company, group, association or entity (collectively, a “Person”) with respect to the voting of any of the Common Stock;
          (b) initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) shareholders of the Company for the approval of shareholder proposals, or cause or encourage any Person to initiate any such shareholder proposal;
          (c) propose or nominate, or cause or encourage any Person to propose or nominate, any candidates to stand for election to the Board, or seek the removal of any member of the Board;
          (d) form, join or otherwise participate in any “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock, other than a group consisting of members of Alden, or deposit any shares of Common Stock in a voting trust or similar arrangement, or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company);
          (e) seek to call, or to request the call of, or call a special meeting of the shareholders of the Company, or make a request for a list of the Company’s shareholders or other Company records;
          (f) take any public action alone or in concert with others to control or seek to control, or to influence or seek to influence, the management, the Board or the policies of the Company; provided, however, that nothing herein shall prohibit Alden from complying with legal or regulatory requirements, including, without limitation, the filing of any report or schedule required to be filed with the SEC; or
          (g) otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

May 11, 2011

     For the avoidance of doubt, any actions of an Appointed Director taken in his or her capacity as a member of the Board or any committee thereof shall not be deemed to violate the foregoing clauses (a) through (g).
     6. The Company represents and warrants that, at all times since October 1, 2010, including the date hereof, the Company has been in an Unrestricted Period (as defined in the Charter) and does not reasonably expect that the Company will enter an Unrestricted Period prior to June 30, 2011.
     7. The Company shall issue a press release in the form attached hereto as Exhibit A (the “Press Release”) as soon as practicable on or after the date hereof, but in no event later than May 12, 2011, and the Company shall file with the SEC a corresponding Form 8-K that includes both the Press Release and this Agreement.
     8. The Company and Alden each acknowledge and agree that (a) a breach or a threatened breach by either party may give rise to irreparable injury inadequately compensable in damages and accordingly each party shall be entitled to injunctive relief, without proof of actual damages, to prevent a breach or threatened breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, (b) neither party shall plead in defense for any such relief that there would be an adequate remedy at law, (c) any applicable right or requirement that a bond be posted by either party is waived and (d) such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.
     9. All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by facsimile, or by Federal Express or registered or certified mail, postage pre-paid, return receipt requested, as follows:
If to the Company:
Visteon Corporation One Village Center Drive Van Buren Township, MI 48111 Attn: General Counsel
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 Attn: Gerald Nowak

May 11, 2011

If to Alden:
Alden Global Distressed Opportunities Master Fund, L.P. c/o Alden Global Capital 885 Third Avenue New York, NY 10022 Attn: David Zales
with a copy (which shall not constitute notice) to:
Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022
Attn:	Marc Weingarten David Rosewater
     10. This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
     11. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. The parties hereto consent to personal jurisdiction and venue in any action to enforce this Agreement in any court of competent jurisdiction located in New York, New York.
     12. This Agreement constitutes the only agreement between Alden and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the express written consent of the other party or parties. No amendment, modification, supplement or waiver of any provision of this Agreement may in any event be effective unless in writing and signed by the party or parties affected thereby. Alden acknowledges that the U.S. securities laws prohibit any person who has access to material nonpublic information from trading while in possession of such information or providing that information to others in certain circumstances.
     13. The Company represents and warrants that (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.
     14. Alden represents and warrants that (a) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized,

May 11, 2011

executed and delivered by Alden, constitutes a valid and binding obligation and agreement of Alden and is enforceable against Alden in accordance with its terms.
     15. Alden, for the benefit of the Company and each of the Company’s controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys and assigns, past and present, in their capacity as such (the Company and each such person being a “Company Released Person”), hereby forever waives and releases, and covenants not to sue, any of the Company Released Persons for any and all claims, causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, liabilities, rights, interests and demands of whatsoever kind or character (other than fraud) (collectively, “Claims”) based on any event, fact, act, omission, or failure to act by the Company Released Persons, whether known or unknown, occurring or existing prior to the date hereof; provided, however, this waiver and release and covenant not to sue shall not include any Claims (i) arising out of or related to any obligations under, or breach of, this Agreement, or (ii) any acts which are criminal; provided, further, that this waiver and release shall not prohibit Alden’s receipt of proceeds in any class action lawsuit initiated by a Person unaffiliated with Alden on the same basis as the Company’s other non-initiating stockholders within such class. The Company, for the benefit of Alden and each of its controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys and assigns, past and present, in their capacity as such (each such person being an “Alden Released Person”), hereby forever waives and releases and covenants not to sue, for any Claim based on any event, fact, act, omission or failure to act by such Alden Released Person, whether known or unknown, occurring or existing prior to the date hereof; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement and does not extend to acts which are criminal.
     16. During the Standstill Period, Alden shall not solicit, cause or encourage others to, make any comments or statements regarding the Company or its current or former officers, directors or employees, which are derogatory or detrimental to, or which disparage, any of the Company or its current or former officers, directors or employees, provided, however, that nothing in this Agreement to the contrary shall prohibit Alden from (i) making public statements (including statements contemplated by Rule 14a-1(1)(2)(iv) under the Exchange Act), (ii) engaging in discussions with other stockholders or (iii) soliciting, or encouraging or participating in the solicitation of, proxies or consents with respect to voting securities of the Company (so long as such discussions are in compliance with subsection 5(d) hereof) in each case with respect to any transaction that has been publicly announced by the Company involving (1) the recapitalization of the Company, (2) an acquisition, disposition or sale of assets or a business by the Company where the consideration to be received or paid in such transaction has a value of $800 million or more or (3) a change of control of the Company. During the Standstill Period, neither the Company nor any of its officers or directors shall, nor shall any of them solicit, cause or encourage others to, make any comments or statements regarding Alden or any of its respective partners, officers, directors or employees, which are derogatory or detrimental to, or which disparage, any of them. The foregoing shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable fiduciary or legal obligation including, without limitation, (i) those communications that are

May 11, 2011

that are subject to contractual provisions providing for confidential disclosure and (ii) the filing of any report or schedule that is required by law to be filed with the SEC.
[signature page follows]

Very truly yours, VISTEON CORPORATION
By:	/s/ Donald J. Stebbins
	Name:	Donald J. Stebbins
	Title:	Chairman and Chief Executive Officer

Accepted and agreed to:
ALDEN GLOBAL DISTRESSED
OPPORTUNITIES MASTER FUND, L.P., on
behalf of itself and its affiliates
By: Alden Global Capital Limited, its investment manager
By: Alden Global Capital, a division of Smith Management, LLC, as service provider to Alden Global Capital Limited

By:	/s/ David B. Gales
	Name:	David B. Gales
	Title:	General Counsel

Exhibit 17.1
Visteon Corporation Board of Directors
c/o Don Stebbins Chairman & CEO
May 8, 2011
I have had the chance to debrief with Don on the discussions and output from today’s board call.
Don summarized in his emails to me (i) the proposal to the shareholder who sent the letter of attempting to have them hold off until after the meeting and we would consider two new directors in 9/11, which he will be making, (ii) retention of legal counsel and PR firms to gird for a proxy fight if the proposal is not successful and (iii) that the majority of the board endorsed this path vs moving the annual meeting out and negotiating with the shareholder(s) involved.
Just a few thoughts having been personally involved in this type of situation before with a recently emerged public company. First, there are no winners in this “fight”, with the biggest loser being our collective shareholder value, given the distraction of this, and its toll on management and the board’s time (when we should be focusing on value creation). Second, like it or not, we are at this place as a result of poor handling of the shareholders by management first, and the majority of the board second, by not causing responsiveness and transparency to be management’s mantra with shareholders versus disregard and disingenuous lip service. Third, I do not believe the shareholder who sent the letter is some “lone voice in the wilderness”. Having gone through this before (and knowing the sentiment of many large VC holders today), I submit it would be a grave error in judgement to presume there is not a large block of shares that will not only go this way, but actively drive their agenda with other holders (which they will have plenty of ammo for, given the second point noted in this paragraph). Finally, spending the money of the people who own this company to battle the reasonable agenda they have put forth and do so at the expense of value creation is, in my view irresponsible.
I feel strongly about my fundamental disagreements with the direction the majority of the board has taken on this matter (over the past several weeks and today) and as a result, am resigning from the Visteon board effective May 20, 2011.
Happy to answer any questions you may have and wish you the best in revitalizing Visteon.
Sincerely,
/s/ William E Redmond, Jr.
William E Redmond, Jr.
Director and Chair of the Finance Committee
Visteon Corporation

Exhibit 99.1

NEWS RELEASE
Visteon Announces Plans to Add Two New Directors
VAN BUREN TOWNSHIP, Mich., May 11, 2011 — Visteon Corporation (NYSE: VC), a leading global automotive supplier, today announced that following its 2011 annual meeting of shareholders, scheduled to take place on June 9, 2011, it will appoint two new independent members to its Board of Directors by Aug. 1, 2011. Under an agreement with Alden Global Distressed Opportunities Master Fund, L.P., Visteon will increase the size of its Board of Directors to 10 and then select two new directors from a pool of nominees recommended by Alden. One of the new directors will replace William E. Redmond, who resigned from the Board on May 8, 2011.
Under the terms of the agreement, Alden agreed, among other things, to withdraw its notice of intent to nominate individuals for election as directors at the 2011 annual meeting and not to take certain actions during a “standstill” period.
“We are pleased to address this matter in a manner that benefits all our shareholders,” said Donald J. Stebbins, chairman, chief executive officer and president of Visteon. “We are looking forward to working with Alden to identify directors who can contribute to Visteon’s continued success.”
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronic, interior and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 26 countries and employs approximately 26,500 people. Learn more at www.visteon.com
Contact:
Media:
Jim Fisher
734-710-5557
jfishe89@visteon.com
Investors:
Michael Lewis
734-710-5800
investor@visteon.com